Exhibit 4.90





               MECHANICAL TECHNOLOGY INCORPORATED

                               to

                 THE CHASE MANHATTAN BANK, N.A.

          ---------------------------------------------

                 MORTGAGE AND SECURITY AGREEMENT

          ---------------------------------------------

                            $340,000

                  Dated as of October 06, 1995

          ---------------------------------------------

          Street Address:          950 Albany-Shaker Road
                    968 Albany-Shaker Road
                    Colonie, New York

          Tax Account Number:      18-1-24
                    18-1-25

          ---------------------------------------------

                After Recording Please Return to:
                ---------------------------------
               Nixon, Hargrave, Devans & Doyle LLP
                         Clinton Square
                   Rochester, New York  14603
               Attention:  Real Estate Department

















                 MORTGAGE AND SECURITY AGREEMENT



          THIS MORTGAGE, dated as of October 06, 1995, is given by MECHANICAL TECHNOLOGY INCORPORATED, a New York corporation having a principal place of business at 968 Albany-Shaker Road, Latham, New York ("Mortgagor"), to THE CHASE MANHATTAN BANK, N.A., a national banking association having its principal office at One Chase Square, Rochester, New York ("Mortgagee").

                            RECITALS
                            --------
          WHEREAS, Mortgagor is the owner of certain real property located at 950 Albany-Shaker Road and, 968 Albany-Shaker
Road in the Town of Colonie, Albany County, New York, which is more particularly bounded and described in SCHEDULE "A" attached hereto (the "Premises"); and

          WHEREAS, Mortgagee has agreed to make a loan to the Mortgagor in the principal amount of $340,000 (the "Loan"); and

          WHEREAS, The Loan will be evidenced by certain Mortgage
Note of the Mortgagor to the Mortgagee in the principal amount of $340,000, dated October 06, 1995 (the "Note"), and will be secured by this Mortgage which is intended to be recorded in the Albany County Clerk's Office;

          NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                         GRANTING CLAUSE
                         ---------------
          To secure the payment of the principal sum of $340,000, lawful money of the United States of America, the maximum amount of principal indebtedness which is or under any contingency may be secured by this Mortgage, to be paid according to the terms of the Note with interest thereon at the per annum rate specified therein, together with all other sums which may from time to time become due and payable to Mortgagee by reason of the exercise of its rights and remedies under the terms of the Note or this Mortgage, Mortgagor hereby mortgages to Mortgagee all of the following:

               A.   The Premises;

               B. All of the buildings, structures and other improvements now or hereafter erected on the Premises
          (collectively, the "Improvements");

               C.   All of the right, title and interest of
          Mortgagor in and to all streets, roads, vaults and public places, opened or proposed, in front of, adjacent to or adjoining the Premises, the Improvements or any part thereof and all air rights, parking areas, easements and rights of way, public or private, now or hereafter used in connection therewith (collectively, the "Appurtenances");

               D.   All of the right, title and interest of
          Mortgagor in and to all machinery, apparatus, equipment, fittings, fixtures and articles of personal property installed in, attached to or used or useable in connection with the present or future use of the Premises or the present or future operation or maintenance of the Improvements, whether now owned or hereafter acquired by Mortgagor, including, but not limited to, all heating, lighting, laundry, incinerating and power equipment, engines, pipes, pumps, tanks, motors, conduits, switchboards, plumbing, lifting, cleaning, fire prevention, fire extinguishing, refrigerating, ventilating and communications apparatus, exhaust and heater fans, air-cooling and air-conditioning apparatus, elevators, escalators, shades, awnings, screens, storm doors and windows, stoves, refrigerators, attached cabinets, partitions, ducts and compressors (which machinery, apparatus, equipment, fittings, fixtures and articles of personal property, all replacements thereof, substitutions therefor and additions thereto, together with the proceeds thereof, are hereafter collectively referred to as the "Equipment");

               E. All awards heretofore made and hereafter to be made by reason of a taking or condemnation affecting the Premises, the Improvements, the Appurtenances, the Equipment or any part thereof by competent authority as a result of the exercise of the power of eminent domain, including, but not limited to, any awards or payments for use and occupation or for change of grade of streets (collectively, "Condemnation Awards"), which awards, together with any and all claims of Mortgagor with respect thereto, are hereby assigned to and pledged with Mortgagee;

               F. All insurance proceeds heretofore paid and hereafter to be paid by reason of any loss or damage to the Improvements, the Equipment or any part thereof by fire, flood or other casualty (collectively, "Casualty Insurance Proceeds"), which proceeds, together with any and all claims of Mortgagor with respect thereto, are hereby assigned to and pledged with Mortgagee; and

               G.   All of the right, title and interest of
          Mortgagor in and to all leases, subleases, tenancies, subtenancies and occupancies now or hereafter affecting the Premises, the Improvements or any part thereof and all amendments, modifications, extensions and renewals thereof (collectively, the "Assigned Leases"), together with (1) all of the rents, issues and profits which may be or become due, or to which Mortgagor may now or hereafter become entitled, arising or issuing out of the Assigned Leases or from or out of the Premises, the Improvements or any part thereof (collectively, "Rents") and (2) all insurance proceeds heretofore paid and hereafter to be paid by reason of any loss of income from the Premises, the Improvements or any part thereof, including, but not limited to, any use or occupancy loss, business interruption or interruption of rental payments under the Assigned Leases or any part thereof (collectively, "Business Interruption Insurance Proceeds"), which rents, issues, profits and insurance proceeds, together with any and all claims of Mortgagor with respect thereto, are hereby assigned to and pledged with Mortgagee;

all of which rights, titles, interests and estates, together with the appurtenances thereto, all other incidents of ownership therein and all further and additional rights, titles, interests and estates which Mortgagor may hereafter acquire therein, are intended to be covered by the lien of the Mortgage.

                       SECURITY AGREEMENT
                       ------------------
          To further secure the payment of the Loan, Mortgagor hereby grants to Mortgagee a security interest in all of the Equipment, Condemnation Awards, Casualty Insurance Proceeds, Rents, Business Interruption Insurance Proceeds, general intangibles and other contract rights described in the spreader provision of this Agreement (collectively, the "Collateral") to the full extent of its interest therein, and this Agreement shall constitute a security agreement under Article 9 of the Uniform Commercial Code with respect to all of the Collateral. Mortgagor shall execute and deliver to Mortgagee, upon request, such UCC-1 financing statements, UCC-3 amendments, UCC-3 continuation statements and other instruments as Mortgagee may require in order to impose, confirm, renew or perfect the security interest created by this Agreement upon any of the Collateral. Mortgagor hereby appoints Mortgagee its agent and attorney-in-fact (which appointment shall be deemed to be an agency coupled with an interest), with full power of substitution, to execute, deliver and file on its behalf any UCC-1 financing statements, UCC-3 amendments, UCC-3 continuation statements and other instruments which Mortgagor has failed or refused to execute and deliver to Mortgagee within 10 days after notice and request therefor by Mortgagee.

          Mortgagor does hereby covenant and agree with Mortgagee as follows:

Part 1.   Warranties.
------    ----------
          Mortgagor WARRANTS title to the Premises and the Collateral (collectively, the "Mortgaged Property") and further represents and warrants to Mortgagee:

          1. That the grant of this Mortgage does not conflict with any charter, by-laws, indenture, contract or agreement to which Mortgagor is a party or by which it is bound, or with any statute, rule, regulation, decree or judgment binding upon it; and

          2. Mortgagor is duly organized and existing under the jurisdiction of its incorporation, and that the execution, delivery and performance hereof and of every term, covenant or condition herein provided are within its corporate powers, and has been duly authorized by all necessary stockholder and corporate action.

Part 2.   General Covenants.
------    -----------------
          Mortgagor COVENANTS and agrees with Mortgagee as follows.

          1. This Mortgage shall be a continuing security for the payment of the Loan until Mortgagor shall demand in writing after and at a time when the Loan shall be fully paid that Mortgagee execute and deliver to Mortgagor a discharge hereof in form suitable for recording.

          2. The Mortgagor hereby waives presentment, demand of payment, protest, notice of acceptance, and notice of non-payment of any instrument on which Mortgagor is or may become liable, or notice of any other factor which might increase Mortgagor's risk, and any other action or condition prior to Mortgagee's reliance hereon.
This Mortgage shall be enforceable as to all or any part of the Loan despite Mortgagor's discharge in bankruptcy (except as may be otherwise ordered in a bankruptcy proceeding) or adjustment of all or any of the Loan in insolvency proceedings or pursuant to some other compromise with creditors.

          3. Mortgagor will, during the time until the Loan shall be fully paid and satisfied, keep the Improvements and Equipment insured against loss or damage by fire and by such other hazards as Mortgagee may reasonably require, to an amount to be approved by Mortgagee not exceeding in the aggregate one hundred per cent of their full insurable value and in a company or companies to be approved by Mortgagee, and will assign and deliver, upon request, the policy or policies of such insurance to Mortgagee, which policy or policies shall have endorsed thereon the standard New York Mortgagee clause in the name of Mortgagee, so and in such manner and form that it shall at all time and times, upon such request, until the full payment of the Loan, have and hold the said policy or policies as a collateral and further security for the payment of the Loan, and if Mortgagor fails to perform or comply with any of the foregoing, Mortgagee may procure such insurance from year to year, in an amount in the aggregate not exceeding one hundred per cent of the full insurable value of the Improvements and Equipment for the purposes aforesaid, and pay the premium or premiums therefor, and that Mortgagor will pay to Mortgagee, such premium or premiums so paid, with interest from the time of payment, on demand, and that the same shall be deemed to be secured by the Mortgage, and shall be collectible thereupon and thereby in like manner as the principal moneys, and that should Mortgagee by reason of such insurance against loss by fire or other insured casualty receive any sum or sums of money for damage by fire or other insured casualty, such amount may be retained and applied by Mortgagee toward payment of the Loan, or the same may be paid over either wholly or in part to Mortgagor for the repair of the Improvements and Equipment or for the erection of new Improvements and Equipment in their place or for such other purpose or object and upon such conditions as shall be satisfactory to Mortgagee, any such alternative, however, to be solely within the discretion of Mortgagee, and if Mortgagee receives and retains insurance money for damage by fire or other insured casualty to the Mortgaged Property, the lien of the Mortgage shall be affected only by a reduction of the amount of said lien by the amount of such insurance money received and retained by Mortgagee.

          4. None of the Improvements or Equipment shall be removed (except to the extent replaced by Improvements or Equipment of comparable value), demolished or substantially altered without the prior written consent of Mortgagee; provided, however that Mortgagor shall have the right, to remove, from time to time, any Equipment which has become worn out or obsolete or is defective or was improperly installed if, prior to or simultaneously with such removal, such Equipment is replaced with other Equipment of like kind and equivalent value which is free and clear of all liens, security interests, encumbrances, conditional sales contracts, installment contracts or other financing devices. Such replacement Equipment shall immediately become subject to the lien of and security interest created by this mortgage without any further action on the part of Mortgagor.

          5. Mortgagor will not abandon the Mortgaged Property or cause or permit any waste to the Mortgaged Property and will at all times maintain the Mortgaged Property in a reasonably good condition, and will comply and cause all occupants of the Mortgaged Property to comply, with all laws and ordinances relating to the maintenance or use of the Mortgaged Property and with all requirements, orders and notices of violation thereof issued by any governmental department. Mortgagor will pay all license fees and similar municipal charges for the use of vaults or other areas now or hereafter used in connection with the Mortgaged Property and will not, unless so required by any governmental agency having jurisdiction, discontinue such use without the prior written consent of Mortgagee. Within 60 days after notice and demand by Mortgagee, Mortgagor will restore or repair the Mortgaged Property as specified in such notice and demand. Mortgagor will permit Mortgagee and its representatives to enter the Mortgaged Property at reasonable times to inspect the same, and in case of any default under this paragraph, to enter the Mortgaged Property to protect, restore or repair any part thereof.

          6. Mortgagor will pay within 30 days from the date the same become due and payable all taxes, assessments, or water rates and any and all charges necessary to be paid to preserve this Mortgage lien, and Mortgagor will pay immediately upon demand any additional Mortgage tax which may become due and payable as a condition to foreclosure hereof or which Mortgagee may reasonably believe to be due and payable at any time.

          7. Mortgagor will not hereafter, without the prior written consent of Mortgagee, grant or permit any other Mortgage, security interest, lien, pledge or charge of any kind upon the Mortgaged Property, except: (i) as may be granted to Mortgagee, or (ii) contractors', subcontractors', materialmen's, mechanics', carriers', workmen's or other like liens arising in the ordinary course of business which are discharged of record or bonded within 30 days after the filing or recording thereof. If notwithstanding the foregoing sentence and without Mortgagee's said consent Mortgagor grants or permits any such mortgage or security interest on or after the date hereof, such mortgage or security interest shall be junior and subordinate to the lien of this Mortgage.

          8. Mortgagor will not, without the prior written consent of Mortgagee, assign the rents or any part thereof, from the Mortgaged Property; nor consent to the cancellation or surrender of, or accept prepayment of rents under any lease now or hereafter covering the Mortgaged Property or any part thereof having an unexpired term of more than 1 year; nor modify any such lease so as to shorten the term, decrease the rent, accelerate the payment of rent or change the terms of any renewal option, and any such purported assignment, cancellation, surrender, prepayment or modification made without the written consent of Mortgagee shall be void as against Mortgagee. The provisions of the preceding sentence shall be enforceable as provided in
Section 291-f of the Real Property Law of the State of New York with respect to leases in existence at the time of execution and delivery hereof and covered by said section. Mortgagor will upon demand of Mortgagee enter into an agreement with Mortgagee pursuant to said Section 291-f with respect to any lease hereafter executed covering the Mortgaged Property or any part thereof, and Mortgagor hereby appoints Mortgagee attorney-in-fact of Mortgagor to execute and deliver any such agreement on behalf of Mortgagor and to deliver to the tenant to whose lease such agreement relates the written notice referred to in said
Section 291-f. Mortgagor will perform and comply with the terms of all leases covering the Mortgaged Property or any part thereof on its part to be performed or complied with.

          9. Mortgagor will, within five days upon request in person or within ten days upon request by mail, furnish a written, duly acknowledged statement of the amount of the Loan.

          10. Mortgagor will maintain full and correct books and records showing in detail the earnings and expenses of the Mortgaged Property; will permit Mortgagee and its representatives to examine said books and records and all supporting vouchers and data at any time and from time to time upon request by Mortgagee at the Mortgaged Property or at such other place in the town and county in which the Mortgaged Property is located as such books and records are customarily kept; and at any time and from time to time will furnish to Mortgagee at its request a statement showing in detail all such earnings and expenses since the last such statement verified by the affidavit of Mortgagor's principal executive officer.

          11. This Mortgage constitutes a security agreement under the New York Uniform Commercial Code and creates a security interest in all Mortgaged Property (and the proceeds thereof) which might otherwise be deemed "personal property." Mortgagor shall execute, deliver, file and refile any financing statement, continuation statements, or other security agreements Mortgagee may require from time to time, to confirm the lien of this Mortgage with respect to such property. Without limiting the foregoing, Mortgagor hereby irrevocably appoints Mortgagee and its successors in interest as attorney-in-fact of Mortgagor to execute, deliver and file such instruments for and on behalf of the Mortgagor.

          12. Mortgagor shall execute and deliver, upon demand, any further assurance of title and other further instrument or instruments, including, but not limited to, Mortgages or corrections or amendments thereto, security agreements, financing statements, and assignments so as to reaffirm, to correct or to perfect the evidence of the lien of the Mortgagee to all or any part of the Mortgaged Property intended to be Mortgaged, whether now so Mortgaged, later substituted for Mortgaged Property, or acquired subsequent to the date hereof.

          13. In the event of any default hereunder, following any notice and opportunity to cure provided herein, Mortgagee may cause title to the Mortgaged Property to be examined or updated by any reputable title insurance or abstract company licensed to do business in the State of New York and a survey of the Mortgaged Property to be prepared or redated by any reputable surveyor licensed to do business in the State of New York and the cost thereof shall be paid by Mortgagor upon demand.

          14. If any action or proceeding is commenced (except an action to foreclose this Mortgage or to collect the Loan) to which action or proceeding Mortgagee is made a party, or in which it becomes necessary to defend or uphold the lien of this Mortgage, all sums paid by Mortgagee for the expense of any litigation to prosecute or defend the rights and lien created by this Mortgage (including reasonable counsel fees), shall be paid by Mortgagor to Mortgagee immediately upon demand.

          15. The following sums, together with interest thereon from the dates of payment thereof by Mortgagee at a rate of 15% per annum or, if less, at the maximum rate permitted by law, shall be added to the Loan and shall be a lien on the Mortgaged property and shall be deemed to be secured by this Mortgage prior to any right, title to, interest in, or claim upon the Mortgaged property attaching or accruing subsequent to the lien of this Mortgage, without regard to whether or not the Loan shall be or shall be declared to be due and payable by acceleration or otherwise: (i) all amounts for which Mortgagee shall demand payment from Mortgagor pursuant to and under any provision in this Mortgage; and (ii) if Mortgagor fails to comply with or perform any covenant or agreement herein (other than those in Part 3 hereof), all costs of compliance or performance by Mortgagee, which Mortgagee, at its sole option, may undertake in whole or in part and in such manner as Mortgagee in its sole discretion may elect without any notice or demand of any kind to Mortgagor except and only to the extent hereinbefore expressly provided.

Part 3.   Environmental Covenants.
------    -----------------------
          1.   As used in this Mortgage, the following
capitalized terms shall have the meanings set forth below:

               (a)  "Environmental Agreement" means that certain
Environmental Compliance and Indemnification Agreement given by
Mortgagor to Mortgagee, dated as of July 22, 1992.

               (b) "Environmental Laws" mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the decisions, orders, directives, rules, regulations, standards, criteria and guidance documents that are generally applicable and consistently applied, published in writing and available from the appropriate federal, state and local governmental agencies and authorities with respect thereto.

               (c) "Environmental Permits" mean all permits, licenses, approvals, authorizations, consents or registrations required by any applicable Environmental Law in connection with the ownership, use and/or operation of the Premises for the storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances or the sale, transfer or conveyance of the Premises.

               (d)  "Hazardous Substance" means (i) any
radioactive materials, asbestos, polychlorinated biphenyls, petroleum and petroleum products and methane, and (ii) any hazardous materials, hazardous wastes, and hazardous or toxic substances as such terms are defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C.
Sections 1801, et seq.), the Resource Conservation and Recovery Act as amended (42 U.S.C. Sections 6901, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Sections 2601, et seq.), Articles 15 and 27 of the New York State Environmental Conservation Law or any other applicable Environmental Law and the regulations promulgated thereunder.

               (e) "Release" has the same meaning as given to that term in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C.
Section 9601, et seq.), and the regulations promulgated thereunder.

          2. ENVIRONMENTAL INSPECTION AND CLEAN UP PRIOR TO FORECLOSURE. If Mortgagee elects to foreclose this Mortgage or to take a deed in lieu of foreclosure, Mortgagor shall deliver the Mortgaged Property to Mortgagee free of any Hazardous Substances, except any Hazardous Substances existing in such a manner as would not constitute a violation of any applicable Environmental Law, so that the condition of the Mortgaged Property shall conform with all Environmental Laws then applicable to the Mortgaged Property and comply with the terms and conditions of all Environmental Permits then required in connection with the ownership, use, operation, sale transfer or conveyance of the Mortgaged Property. Mortgagee may require that a full or supplemental environmental inspection and audit report with respect to the Mortgaged Property of a scope and level of detail satisfactory to Mortgagee be prepared by an environmental engineer or other qualified person acceptable to Mortgagee. If, at the time Mortgagee requires such an environmental audit report, Mortgagor is in default of this Mortgage, and provided the time period for any notice and opportunity to cure provided herein has expired, the environmental report shall be prepared at Mortgagor's sole cost and expense. If Mortgagor is not in default at such time, then such environmental report shall be prepared at Mortgagee's sole expense. Said audit may include physical inspection of the Mortgaged Property, a visual inspection of any property adjacent to or within the immediate vicinity of the Mortgaged Property, personnel interviews and a review of all Environmental Permits. If Mortgagee requires, such inspection shall also include a records search and/or subsurface testing for the presence of Hazardous Substances in the soil, subsoil, bedrock, surface water and/or groundwater. If said audit report indicates the presence of any Hazardous Substance existing in such a manner as would constitute a violation of any applicable Environmental Law, or a Release or the substantial threat of a Release of any Hazardous Substance which would cause a violation of any applicable Environmental Law on, at or from the Mortgaged Property, Mortgagor shall promptly undertake and diligently pursue to completion all investigative, containment, removal, clean up and other remedial actions necessary to comply with all Environmental Laws, using methods acceptable to the appropriate federal, state and local regulatory authorities. If Mortgagor shall fail to promptly undertake or diligently pursue to completion all such actions, Mortgagee shall have the right, but not the obligation, upon ten days written notice to Mortgagor (or without notice in the case of emergency), to take or complete such actions on behalf of Mortgagor. The contractors and/or subcontractors selected by Mortgagee for this purpose shall have the right to enter the Mortgaged Property with such persons, machinery and equipment and to undertake such investigative, containment, removal, clean up and other remedial actions as they shall deem necessary and appropriate without thereby incurring any liability to Mortgagor on account thereof. Mortgagor agrees to cooperate with all contractors and/or subcontractors engaged in such actions. Mortgagor shall be liable to Mortgagee for all costs and expenses, including, without limitation, attorneys' and experts' fees, expenses and disbursements, paid or incurred on account of such actions and shall promptly reimburse Mortgagee therefor on demand. Until paid by Mortgagor, all such costs and expenses and the cost of the environmental inspection and audit report, together with interest thereon at the maximum interest rate permitted by law, shall be secured by this Mortgage and may be added to the judgment in any foreclosure action.

Part 4.   Default Provisions.
------    ------------------
          1. Without limitation of and in addition to any rights of Mortgagee under the Note, the whole of the Loan shall become due and immediately payable at the option of Mortgagee, without notice, presentation or demand of any kind except as hereinafter expressly provided, all others being hereby waived, and thereupon Mortgagee shall have the right, among others, to foreclose this Mortgage, upon any of the following events of default:

               (a) Mortgagor shall fail to pay when due, whether by acceleration or otherwise, any of the principal of or interest on the Loan, and such failure shall have continued for a period of ten (10) days after notice.

               (b)  Mortgagor shall fail, in any material
respect, to pay, perform or comply with any of the provisions, covenants or agreements herein, or in the Environmental
Agreement, within 10 days after written notice and demand from Mortgagee to Mortgagor.

               (c) Any material warranty of Mortgagor herein contained or in the Environmental Agreement shall be untrue or misleading in any material respect on the date when made.

               (d) A conveyance of the Mortgaged Property or any part thereof to any person.

               (e) Mortgagor shall fail to pay any contractors', subcontractors', suppliers', mechanics' or laborers' liens of any and all types and descriptions as are now filed or recorded or hereafter become filed or recorded against the Mortgaged property, and the same shall not be discharged of record or fully bonded within 60 days after the filing or recording thereof; and in such event, the Mortgagee may pay such principal, interest, lien amount, or part thereof, and the amount so paid, with interest thereon from time of such payment, may be added to the Loan and shall be a lien on the Mortgaged property prior to any right, or title to, interest in or claim upon the Mortgaged property attaching or accruing subsequent to the lien of this Mortgage, and shall be deemed to be secured by this Mortgage.

               (f) Mortgagor shall: (1) admit in writing an inability to pay debts; (2) institute proceedings under any law relating to bankruptcy, insolvency, assignment for the benefit of creditors, or the reorganization, arrangement or relief of Loan;
(3) permit any of said proceedings to be instituted against it or permit a trustee or receiver to be appointed in respect of the Mortgaged property or the greater part of its properties, unless such proceeding or appointment is contested and dismissed or stayed within 60 days and prior to adjudication as a bankrupt or insolvent; or (4) permit any other act of insolvency or bankruptcy.

               (g) If Mortgagor (i) shall fail to maintain its corporate existence or shall dissolve or otherwise dispose of all or substantially all of its assets; or (ii) shall consolidate with or merge into another corporation or permit one or more corporations to consolidate with or merge into it without the prior written consent of Mortgagee.

               (h) Mortgagor shall fail to pay the principal of or interest on any other debt, liability or obligation, or any part thereof, whether by acceleration or otherwise, which is owed by Mortgagor to Mortgagee and such failure shall continue for more than any applicable grace or cure period with respect thereto.

          2. After any default hereunder, Mortgagor shall, upon demand, surrender possession of the Mortgaged Property to Mortgagee, and Mortgagee may enter upon the Mortgaged Property in a manner consistent with applicable law and let the same and collect all the rents, income and profits therefrom, which are due, or to become due, and apply the same, after payment of all charges and expenses, on account of the Loan; and the said rents, income and profits and all the leases existing at the time of such default are hereby assigned to Mortgagee as further security for the payment of the Loan. Mortgagee may also dispossess, by the usual summary proceedings or otherwise, any tenant defaulting in the payment to Mortgagee of any rent. In the event that Mortgagor occupies the same or any portion thereof, Mortgagor agrees to surrender possession thereof to Mortgagee immediately upon any default hereunder and, if Mortgagor remains in possession thereof after any default, the possessions shall be as tenant of Mortgagee and Mortgagor agrees to pay in advance upon demand and to Mortgagee a reasonable monthly rental for the Mortgaged property so occupied and in default so doing Mortgagor may also be dispossessed by the usual summary proceeding or otherwise. This covenant shall become effective immediately after the happening of any default and whether or not foreclosure has been instituted and without applying for the appointment of a receiver, solely on the determination of Mortgagee who shall give notice of such determination to Mortgagor. In case of foreclosure and the appointment of a receiver of said rents, income and profits, this covenant shall inure to the benefit of such receiver.

          3. Mortgagee shall be entitled to the appointment of a receiver of the rents and profits of the Mortgaged Property in any action to foreclose this Mortgage, without notice and without regard to the adequacy of any security for the Loan and without regard to the solvency of any person, firm or corporation liable for the payment thereof. Such receiver shall be entitled to recover possession of the Mortgaged Property from the owner or owners thereof and all persons in possession of the whole or any part thereof. In case of sale under foreclosure, the Mortgaged Property may be sold in one parcel, any provision of law to the contrary notwithstanding.

          4. Mortgagee may resort for the payment of the Loan to any securities therefor, in such order and manner as it may see fit, and Mortgagee may maintain an action to foreclose this Mortgage notwithstanding the pendency of any action to recover any part of the Loan, or the recovery of any judgment in such action, nor shall Mortgagee be required during the pendency of any action to foreclose this Mortgage, to obtain leave of any court in order to commence or maintain any other action to recover any part of the Loan. No act of Mortgagee shall be construed as an election to proceed under any one provision herein to the exclusion of any other provision. Mortgagee shall not be limited exclusively to the rights and remedies herein stated but shall be entitled to every right and remedy now or hereafter afforded at law or in equity.

          5. In event of a default hereunder and if an action is commenced for the foreclosure of this Mortgage, Mortgagee shall be entitled to recover all sums due hereunder, and under the Loan, statutory costs and disbursements, any additional allowance made pursuant to Section 8303, Civil Practice Law and Rules, and in addition thereto, reasonable attorneys' fees, the amount of all of which shall be added to the Loan and shall be a lien on the Mortgaged Property, prior to any right, or title to, interest in or claim upon the Mortgaged Property attaching or accruing subsequent to the lien of this Mortgage, and shall be deemed to be secured by this Mortgage.

Part 5.   Construction, Amendment and Miscellaneous.
------    -----------------------------------------
          1. This Mortgage is made and accepted subject to the trust fund provisions of Section 13 of the Lien Law of the State of New York.

          2. The rights of Mortgagee herein specified shall be in addition to its rights under Section 254 of the Real Property
Law of the State of New York.

          3. This Mortgage shall not be modified, amended, released, discharged or changed in any respect except by written instrument signed by the parties hereto or their legal representatives. All covenants and provisions of every kind in this Mortgage shall bind and benefit the parties hereto and their respective legal representatives, distributees, successors and assigns. As used throughout this Mortgage, the term "Mortgagee" and all words referring to Mortgagee shall mean and include any holder of this Mortgage and the term "Mortgagor" and all words referring to Mortgagor shall mean and include any subsequent owner or owners of the Mortgaged property.

          4. No waiver by Mortgagee of the breach of any of the foregoing covenants or failure of Mortgagee to exercise any option given to it shall be deemed to be a waiver of any other breach of the same or any other covenant or of its rights thereafter to exercise any such option. No delay by Mortgagee in exercising any right or remedy hereunder or otherwise afforded by law shall operate as a waiver thereof or preclude the exercise thereof during the continuance of any default hereunder.

          5. Any consent of Mortgagee asked or given under any of the provisions hereof shall not be binding upon Mortgagee unless the same shall be in writing and signed by Mortgagee or its representative.

          6. Notice and demand or request may be in writing and may be reserved in person or by mail.

          7. Any action or proceeding commenced by Mortgagee or Mortgagor upon or affecting this Mortgage or the Loan, including an action to foreclose this Mortgage, shall be brought and be triable in Monroe County, State of New York, unless Mortgagee, in its sole discretion, shall select such other county as would be, absent this covenant, the proper county in which to bring such action. Service of process may be by registered or certified mail addressed to Mortgagor at its address first above recited or to such other address of Mortgagor which Mortgagee shall have obtained by actual or written notice.

          8. If any provision herein shall be deemed invalid, such provision shall be deemed omitted to the extent invalid, but the remainder of such provision and the remaining provisions hereof shall be given full effect.

          9. This Mortgage shall be effective as a Uniform Commercial Code Financing Statement given by Mortgagor as debtor to Mortgagee as secured party. This "Financing Statement" covers goods described herein by item or type which are or are to be affixed to the real property described in Schedule A annexed hereto.

          IN WITNESS WHEREOF, Mortgagor and Mortgagee have caused this Agreement to be duly executed as of the day and year first above written.


                                   MECHANICAL TECHNOLOGY
                                   INCORPORATED



                                   By: /s/ StephenT.Wilson
                                      ---------------------------
                                   Its: Chief Financial Officer
                                       _______________________


                                   CHASE LINCOLN FIRST BANK, N.A.



                                   By: /s/ John H. Watt, Jr.
                                      ---------------------------
                                          John H. Watt, Jr.
                                           Vice President


STATE OF NEW YORK)
                  :  SS.:
COUNTY OF ALBANY)

          On this 12nd day of October, 1995, before me personally came Stephen T. Wilson, to me known, who, being by me duly sworn, did depose and say that he resides at Delmar, New York ; that he is the Chief Financial Officer of MECHANICAL TECHNOLOGY INCORPORATED, the corporation described in and which executed the within instrument; and that he signed his name thereto by authority of the Board of Directors of said corporation.


                                   M. Sheila Lamb
                                   ----------------------------
                                            Notary Public


STATE OF NEW YORK)
                  :  SS.:
COUNTY OF MONROE)

          On this 10nd day of October, 1995, before me personally came John H. Watt, Jr., to me known, who, being by me duly sworn, did depose and say that he resides at in Pittsford, New York; that he is a Vice President of CHASE LINCOLN FIRST BANK, N.A., the national banking association described in and which executed the within instrument; and that he signed his name thereto by authority of the Board of Directors of said corporation.


                                    Rose L. Short
                                   ---------------------------
                                            Notary Public

                           SCHEDULE A
                               to
                     CONSOLIDATION AGREEMENT


          Granted by Mechanical Technology Incorporated
                               to
                 Chase Lincoln First Bank, N.A.


                            PARCEL A

          All that certain tract, piece or parcel of land situate, lying and being in the Town of Colonie, Albany County, New York, lying generally Westerly of Albany-Shaker Road (County
Road No. 151) and being further bounded and described as follows:

          BEGINNING at a point at the intersection of the division line between the lands now or formerly of Mechanical Technology, Inc. on the North and the lands now or formerly of Eugene LeMoine on the South with the Westerly boundary of Albany-Shaker Road (County Road No. 151) and runs thence from said point of beginning South 79 deg. 44 min. West along the said above first mentioned division line 161.40 feet to its intersection with the common division line between the lands now or formerly of Mechanical Technology Inc. on the West and the lands now or formerly of Eugene LeMoine and lands now or formerly of Edward McNeil on the East; thence along the above last mentioned common division line the following two (2) courses:
South 11 deg. 59 min. East 195.00 feet to an angle point; thence South 11 deg. 36 min. East 152.84 feet to its intersection with the division line between the lands now or formerly of Mechanical Technology, Inc. on the North and the lands now or formerly of the Idlewood Club Inc. on the South; thence North 86 deg. 15 min. West along the above last mentioned division line 1,023.97 feet to its intersection with the division line between lands now or formerly of Mechanical Technology Inc. on the East and the lands now or formerly David J. and Hazal Willig on the West; thence North 19 deg. 17 min. East along the above last mentioned division line 425.54 feet to its intersection with the common division line between the lands now or formerly of Mechanical Technology, Inc. on the Northeast and the lands now or formerly of David J. and Hazel Willig and lands now or formerly of British American Development Corp. on the Southwest; thence North 42 deg. 11 min. West along the above last mentioned common division line
739.06 feet to its intersection line with the division line between the lands now or formerly of Mechanical Technology Inc. on the Southeast and the lands now or formerly of John and Marion A. Faddegon on the Northwest; thence along the above last mentioned division line the following three (3) courses:
1) North 35 deg. 40 min. East 507.58 feet to a point; 2) thence North 82 deg. 29 min. East 271.04 feet to a point; and 3) thence North 80 deg. 11 min. East 123.17 feet to a point; thence through the lands now or formerly of Mechanical Technology Inc. the following two (2) courses: South 04 deg. 46 min. East 717.74 feet to a point; thence North 85 deg. 14 min. East 689.09 feet to a point on the above mentioned Westerly boundary of Albany-Shaker Road (County Road NO. 151); thence along the said above mentioned Westerly highway boundary South 04 deg. 06 min. East, 458.92 feet to the point or place of beginning and containing 26.52 acres of land more or less.


          Tax Account Number:      Portion of 18-1-24

          Property Address:        Portion of 968 Albany-Shaker
                                   Road, Latham, New York 12110



                            PARCEL B

          All that certain tract, piece or parcel of land situate, lying and being in the Town of Colonie, Albany County, New York, lying generally Westerly of Albany-Shaker Road (County
Road No. 151) and being further bounded and described as follows:

          BEGINNING at a point of the intersection of the common division line between the lands now or formerly of Mechanical Technology, Inc. on the Southwest and the lands now or formerly of Office Assistance Inc. and lands now or formerly of Wanton S. Budlong, Jr. on the Northeast with the Westerly boundary of Albany-Shaker Road (County Road No. 151) and runs thence from said point of beginning along the above mentioned Westerly highway boundary the following four (4) courses: 1) South 17 deg. 47 min. West 44.51 feet to a point; 2) thence South 12 deg. 46 min. West 50.20 feet to a point; 3) thence South 02 deg. 14 min. West 92.82 feet to a point; and 4) thence South 04 deg. 06 min. East 74.60 feet to a point; thence through the lands now or formerly of Mechanical Technology Inc. the following two (2) courses: South 85 deg. 14 min. West 689.09 feet to a point; thence North 04 deg. 46 min. West 717.74 feet to a point on the division line between the lands now or formerly of Mechanical Technology Inc. on the South and the lands now or formerly of John and Marion A. Faddegon on the North; thence along the above last mentioned division line the following two (2) courses:
North 80 deg. 11 min. East 26.61 feet to a point; thence North 74 deg. 23 min. East 104.24 feet to its intersection with the above first mentioned common division line; thence South 56 deg. 05 min. East along the said above first mentioned common division line 774.44 feet to the point or place of beginning and containing 8.87 acres of land more or less.

          EXCEPTING AND RESERVING THEREFROM, all that certain piece or parcel of land described in a certain Notice of Appropriation dated September 27, 1990 and recorded the same day in the Albany County Clerk's Office in Book 2424 of Deeds at page 132.



          Tax Account Number:      Portion of 18-1-24

          Property Address:        Portion of 968 Albany-Shaker
                                   Road, Latham, New York  12210



                            PARCEL C

          ALL THAT TRACT PIECE OR PARCEL OF LAND, situate, lying and being in the Town of Colonie, Albany County, New York, lying along the Westerly side of the Albany-Shaker Road, and being further bounded and described as follows:

          BEGINNING at an iron pipe in the westerly line of the Albany-Shaker Road distant North 11 deg. 21 min. west, ninety-five (95) feet from an iron pipe in the north-easterly corner of the lands now or formerly of Edward McNeil and runs thence along the westerly side of the Albany-Shaker Road, north 11 deg. 21 min. west, one hundred feet (100.0') to an elm tree; thence along the southerly line of lands now or formerly of Kate Male, south 80 deg. 22 min. west, one hundred sixty-three feet (163.0') to an iron pipe; thence south 11 deg. 21 min. east, one hundred feet (100.0') to an iron pipe; thence north 80 deg. 22 min. east, one hundred sixty-three feet (163.0') to the point or place of beginning and containing about 0.374 of an acre of land. The above bearings being as surveyed by C.T. Male Associates, Charles T. Male, Jr. L.S., June 7, 1956.

          Being and intending to convey the same premises conveyed to mortgagor by deed dated November 3, 1981 and recorded in the Albany County Clerk's Office on November 18, 1981 in
Book 2214 of Deeds at Page 845.




          Tax Account Number:

          Property Address:        950 Albany-Shaker Road
                                   Latham, New York 12110